SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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BIW LIMITED

(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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BIW LIMITED
230 Beaver Street
Ansonia, CT 06401-0426

April 5, 2006

Dear Fellow Stockholder:

You are cordially invited to attend the annual meeting of stockholders of BIW Limited, which we will hold at 2:00 p.m., local time, on Wednesday, May 10, 2006 at the offices of Birmingham Utilities’ Eastern Division, 130 National Drive, Glastonbury, Connecticut 06033. For directions, visit the Company’s website at www.buiweb.com or call Henrietta Vitale at (203) 735-1888. Company officials will be available at 1:30 p.m. should you wish to arrive early. At the annual meeting, we will ask you to elect nine (9) nominees to serve on our Board of Directors for the ensuing year and ratify the selection of Dworken, Hillman, LaMorte & Sterczala, P.C. as our independent auditors for the year ending December 31, 2006.

Only stockholders of record who hold shares of BIW Limited common stock at the close of business on March 16, 2006, the record date for the annual meeting, will be entitled to vote at the annual meeting. A list of stockholders entitled to vote will be kept at the offices of BIW Limited, 230 Beaver Street, Ansonia, Connecticut, for the ten days prior to the annual meeting.

It is important that your shares be represented and voted at the annual meeting, whether or not you are able to attend personally. You are therefore urged to complete, sign, date, and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the meeting and vote in person, even if you have previously returned your proxy card. I look forward to your support.

Sincerely,

/s/ John S. Tomac
President

BIW LIMITED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of BIW Limited (the “Company”) will be held on Wednesday, May 10, 2006 at 2:00 p.m., at the offices of Birmingham Utilities’ Eastern Division, 130 National Drive, Glastonbury, Connecticut 06033, for the following purposes:

(1)	To elect nine (9) directors of the Company to serve for the ensuing year;

(2)	To ratify the selection of Dworken, Hillman, LaMorte & Sterczala, P.C. as the Company's independent auditors for the year ending December 31, 2006; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 16, 2006 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors

John S. Tomac
President

Ansonia, Connecticut
April 5, 2006

BIW Limited
230 Beaver Street
Ansonia, CT 06401-0426

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement and the accompanying proxy card are furnished to the holders of common stock of BIW Limited in connection with the solicitation of proxies for use at the annual meeting of stockholders to be held on Wednesday, May 10, 2006, or at any adjournment of the annual meeting. The purposes of the meeting and the matters to be acted upon are described in the accompanying Notice of Annual Meeting of Stockholders.

Proxies for use at the meeting are being solicited by BIW Limited. Proxies will be mailed to stockholders on or about April 5, 2006 and will be solicited chiefly by mail. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, our officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, facsimile, or in person to request that proxies be furnished. We will pay all expenses incurred in connection with this solicitation.

Revocability and Voting of Proxy

A form of proxy for use at the annual meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of common stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified. If no specifications are given, the proxies intend to vote the shares represented to approve Proposals No. 1 and 2 as described in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

Only stockholders of record at the close of business on March 16, 2006 are entitled to notice of and to vote at the annual meeting or any adjournment of the annual meeting. On March 16, 2006 there were 1,662,079 shares of common stock outstanding. Each share is entitled to one vote on each of the matters to be presented at the annual meeting. The holders of a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under Connecticut law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the American Stock Exchange. The effect of broker non-votes on the specific items to be brought before the annual meeting is discussed under each item.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our By-laws provide for not less than seven nor more than fifteen directors to be elected at the Annual Meeting of Stockholders, each to serve for the ensuing year and until his or her successor is elected and has qualified. The Board of Directors currently consists of nine (9) persons. Each person named below is now a director of BIW Limited. All nominees have consented to be named and have indicated their intent to serve if elected. BIW Limited has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur. In the event any of these nominees is unable to serve as a director, the shares represented by the executed and unrevoked proxies will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee.

The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are as follows:

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Mary Jane Burt	52	2000	Associate, H. Pearce, Real Estate Company; Principal, The Laurel Group (Business Consultants) since 1998. Previously Director, INSITE ONE (1999-2002); President, Burt Medical Lab (1984-1998).
James E. Cohen	59	1982	Lawyer in private practice in Derby, CT since 1971; Attorney Trial Referee for the Connecticut Superior Court since 1996.
Betsy Henley-Cohn	53	1981

Chairwoman of the Board of Directors of the Company since 1992; Chairperson/Treasurer, Joseph Cohn & Sons, Inc. (construction subcontractors) since 1979; Director, UIL Holdings Corporation, since 1990; Director, Aristotle Corp. (1995-2002); Director, Citizens Bank of Connecticut (1997-1999).

Juri Henley-Cohn*	28	2004	President, Johnson Point Productions; Writer; Producer; Graduate of Harvard University.
Alvaro da Silva	60	1997

President, DSA Corp. (a management company) since 1979; President B.I.D., Inc. (land development and home building company); Managing Partner, Connecticut Commercial Investors, LLC (a commercial real estate and investment partnership) since 1976; Director of Great Country Bank (1991-1995).

Themis Klarides	40	2001	Lawyer in practice in Shelton, CT since 1998; State Representative, 114 District Connecticut General Assembly, since 1998.
B. Lance Sauerteig	60	1996

Principal in BLS Strategic Capital, Inc. (financial and investment advisory company) since 1994; Principal in Tortoise Capital Partners, LLC (real estate investments) since 2000; Director, Chemwerth, Inc. since 2003; Director, United Aluminum Corporation since 2002.

Kenneth E. Schaible	64	1994	Real Estate Developer and Director of AuthX, Inc.; previously, Senior Vice President, Webster Bank, 1995-1996; President, Shelton Savings Bank and Shelton Bancorp., Inc. 1972-1995.
John S. Tomac	52	1999

President of Company since October 1, 1998; Treasurer of the Company since December 1997; previously, Vice President of Company (December 1, 1997-September 30, 1998); Assistant Controller, Aquarion Water Company, formerly, BHC Company, (1991-1997).

* Mr. Henley-Cohn is the son of Ms. Henley-Cohn, the Chairwoman of the Board and Chief Executive Officer of BIW Limited.

Information Regarding Board of Directors

BIW Limited became the holding company for Birmingham Utilities, Inc. in June 2002. Where the context requires in this proxy statement, references to “the Company” or “us” with respect to events prior to June 2002 refer to our current subsidiary, Birmingham Utilities, Inc.

The Board of Directors’ Executive Committee consists of Ms. Henley-Cohn, Ms. Burt and Messrs. Tomac, Cohen, Henley-Cohn and Sauerteig. The Executive Committee met five times in 2005. The Executive Committee reviews strategic planning alternatives and advises the Board of Directors on financial policy, issuance of securities and other high priority issues.

The Board of Directors' Audit Committee consists of Messrs. Schaible and da Silva and Ms. Burt and Ms. Klarides. Michael Adanti served on the Audit Committee until the date of his death, July 31, 2005. Ms. Burt has served on the Audit Committee since November 9, 2005. The Audit Committee met four times in 2005. The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors and reviews the degree of their independence; approves the scope of the audit engagement, including the cost of the audit; approves any non-audit services rendered by the auditors and the fees therefor; reviews with the auditors and management our policies and procedures with respect to internal accounting and financial controls and, upon completion of an audit, the results of the audit engagement; and reviews internal accounting and auditing procedures with our financial staff and the extent to which recommendations made by the independent auditors have been implemented. Mr. Schaible is an “audit committee financial expert” as that term is defined in the regulations of the Securities and Exchange Commission. All members of the Audit Committee are independent as defined in the listing standards of the American Stock Exchange. On June 13, 2000, the Board of Directors adopted an Audit Committee Charter. The charter, as amended on March 25, 2004, meets the current requirements of the Securities and Exchange Commission and the American Stock Exchange and is available on BIW Limited’s website, www.buiweb.com.

The Board of Directors' Personnel and Pension Committee consists of Mr. Sauerteig, Ms. Burt and Ms. Klarides. Mr. Adanti served on the Personnel and Pension Committee until the date of his death, July 31, 2005. The Personnel and Pension Committee met four times in 2005.  The Personnel and Pension Committee reviews executive officer compensation and proposes the same to the full Board of Directors for action. It also proposes to the full Board overall payroll pool levels and pension plan arrangements for all employees. All members of the Personnel and Pension Committee are independent as defined in the listing standards of the American Stock Exchange. The charter of the Personnel and Pension Committee is available on BIW Limited’s website, www.buiweb.com.

The Committee on Directors consists of Messrs. Cohen, da Silva and Schaible. The committee met once in 2005. That Committee makes recommendations to the Board of Directors for Board replacements when they become available and for compensation levels for the Board of Directors. All members of the Committee on Directors are independent as defined in the listing standards of the American Stock Exchange. The Committee has a charter which is available on BIW Limited’s website, www.buiweb.com. The Committee on Directors does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of BIW Limited and the composition of the Board of Directors. Members of the Committee on Directors discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the Chairman of the Committee on Directors enters into a discussion with that nominee. The Committee on Directors will consider nominees recommended by stockholders. The policy adopted by the Committee on Directors provides that nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for director for consideration by the Committee on Directors for election at our 2007 Annual Meeting of stockholders may do so by submitting in writing the names of such nominees with their qualifications and biographical information forwarded to the Committee in care of the corporate Secretary of BIW Limited between December 1, 2006 and December 31, 2006.

In 2005, the Board of Directors held six meetings. Each current director, other than Ms. Klarides, attended at least 75% of the aggregate number of meetings of the full Board of Directors and any Committee(s) of the Board of Directors on which such director served during 2005.

Compensation of Directors

The Company's directors, other than Ms. Henley-Cohn and Mr. Tomac, received an annual fee of $6,000. Mr. Adanti received a prorated annual fee of $3,000 for service on the Board of Directors until the date of his death, July 31, 2005. Additionally, each Company director, other than Ms. Henley-Cohn and Mr. Tomac, received $750 for each full Board meeting attended and $600 for each Committee meeting attended. Ms. Henley-Cohn and Mr. Tomac received no separate compensation for their service as directors.

Communications with Directors

In order to provide our stockholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. BIW Limited’s stockholders and other interested persons may communicate with the non-management directors of the Company by sending an e-mail to the corporate Secretary at hvitale@buwater.com. Communications may also be sent by mail addressed in care of the corporate Secretary, BIW Limited, 230 Beaver Street, Ansonia, Connecticut 06401.

All communications received in accordance with these procedures will be reviewed initially by our corporate Secretary. The Secretary will relay all such communications to the appropriate director or directors unless the Secretary determines that the communication:

●	does not relate to the business or affairs of BIW Limited or the functioning or constitution of the Board of Directors or any of its committees;

●	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

●	is an advertisement or other commercial solicitation or communication;

●	is frivolous or offensive; or

●	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

Our Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Committee on Directors of the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

We have not established a formal policy regarding director attendance at our annual meetings of stockholders, but our directors generally do attend the annual meeting. The Chairman of the Board presides at the annual meeting of stockholders, and the Board of Directors holds one of its regular meetings in conjunction with the annual meeting of shareholders. All of the members of the Board at the time of the Company’s 2005 annual meeting of stockholders attended that meeting, except Ms. Klarides.

Code of Ethics

Our Board of Directors has approved a Code of Ethics in accordance with the rules of the Securities and Exchange Commission and the American Stock Exchange that governs the conduct of each of our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Ethics is available on our website at www.buiweb.com.

Vote Required

Assuming that a quorum is present, the nominees receiving the affirmative vote of holders of a majority of the shares of common stock issued, outstanding and entitled to vote, present or represented at the meeting, shall be elected as directors. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be counted in determining if a quorum is present. However, instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an instruction to withhold authority by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the nominee because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve the nominee.

THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 - ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF BIW LIMITED AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

EXECUTIVE COMPENSATION

Retirement Plan

Birmingham Utilities, Inc., a wholly-owned subsidiary of the Company, has a noncontributory defined benefit plan, which covers substantially all of its employees. The retirement plan generally provides a retirement benefit based upon the participant’s years of credited service and his or her final average earnings, with final average earnings consisting of the total compensation (including salary, bonus and overtime earnings) of the participant during the five years of highest total compensation of the participant in the 10 years preceding the participant’s retirement or termination date. Retirement benefits are payable either as a straight life annuity, a joint and survivor annuity or in other optional forms. Normal retirement is at age 65, but certain early retirement benefits may be payable to participants who have attained age 55 and completed 10 years of continuous service, and survivor benefits may be payable to the surviving spouse of a vested participant who dies prior to early or normal retirement. A participant’s benefit under the retirement plan vests after five years of credited service, all benefits funded by Birmingham Utilities, Inc. are based upon actuarial computations, and no contributions are made by participants.

The following table shows estimated annual benefits payable under the plan to participants in specified compensation (final average earnings) and years-of-service classifications on a straight life annuity basis, assuming normal retirement at age 65 in 2005. The benefits listed in the following table are not subject to any deduction for social security or other offset amounts.

	Years Of Service (b)
Final Average Earnings (a)	15	20	25	30	35
125,000	24,375	32,500	40,625	48,750	56,875
150,000	29,250	39,000	48,750	58,500	68,250
175,000	34,125	45,500	56,875	68,250	79,625
200,000	39,000	52,000	65,000	78,000	91,000

(a)     The current final average earnings as of December 31, 2005 for Betsy Henley-Cohn and John S. Tomac are $81,137 and $153,273, respectively.

(b)     Years of credited service under the retirement plan as of December 31, 2005 for Betsy Henley-Cohn and John S. Tomac are 12 and 8, respectively.

Employment Contracts

John S. Tomac

Effective October 1, 1998, we entered into an employment agreement with our President, John S. Tomac. The agreement has a three-year term with automatic three-year extensions, unless either party gives written notice that the agreement will no longer be automatically extended. No notice was given in 2001 and this agreement was extended to September 30, 2004. No notice was given in 2004 and this agreement was again extended to September 30, 2007. The employment agreement terminates upon the death of Mr. Tomac or upon mutual agreement of the parties. The agreement can be terminated by us: (i) for "cause" (as defined in the employment agreement), (ii) in the event Mr. Tomac becomes disabled, or (iii) without cause, during a six month period during each term; provided however, that if Mr. Tomac is terminated without cause during such six month period, he is entitled to receive a severance package equal to his base salary plus benefits for one year from the date of such termination. Mr. Tomac may terminate the agreement in the event of a Change of Control (as defined in the employment agreement) or in the event that we breach this agreement. If Mr. Tomac elects to terminate the agreement upon a Change of Control, he will be entitled to receive a lump sum payment, payable within 90 days of making the election, equal to two times the greater of (x) his compensation during the last full fiscal year immediately preceding the election and (y) his average annual compensation with respect to the two most recent fiscal years preceding such election. Mr. Tomac’s compensation for purposes of the foregoing calculation includes base salary, bonus and any other cash incentives paid to him. If Mr. Tomac does not elect to terminate the agreement upon a Change of Control, the agreement will continue in effect for a period of three years from the Change of Control and then terminate.

The employment agreement provides for an annual salary of $100,000 and provides that the Board of Directors shall review Mr. Tomac’s salary annually. Mr. Tomac’s annual salary for 2005 is set forth below in the Summary Compensation Table included in the section “Executive Officers: Annual and Long-Term Executive Compensation”.   In addition, we agree to provide an automobile for Mr. Tomac and pay all expenses in connection with the operation of the vehicle. Pursuant to the employment agreement, Mr. Tomac is entitled to four weeks paid vacation, to be taken each year and is also entitled to participate in any employee welfare and retirement plan or program available generally to our employees including hospital, medical and dental benefits.

Under the employment agreement, we agree to indemnify Mr. Tomac to the fullest extent permissible under Connecticut law against all costs, charges and expenses incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the request of the Company. In addition, Mr. Tomac is entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers with respect to such costs, charges and expenses.

Executive Officers:     Annual and Long-Term Executive Compensation

The following table sets forth the annual and long-term compensation paid or accrued by the Company to those persons who were the Chief Executive Officer and the executive officers of the Company at the end of 2005 whose total annual salary exceeded $100,000 (collectively, the "Named Executive Officers"), for services rendered by them in all capacities in which they served the Company during 2003, 2004 and 2005. The following table does not contain a column for “Other Annual Compensation” because the amount of perquisites and other personal benefits received by the Named Executive Officers was less than the lesser of $50,000 or 10% of the total salary and bonus reported for each person.

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus
John S. Tomac President & Treasurer	2005 2004 2003	$150,097 $147,822 $138,567	$500 $500 $19,613
Betsy Henley-Cohn Chairman of the Board and Chief Executive Officer	2005 2004 2003	$81,137 $78,811 $76,490	$0 $0 $15,000

No grants of stock options were made during the year ended December 31, 2005 to the Named Executive Officers.

Aggregated Option Exercises In Last Fiscal Year And
Fiscal Year-End Option Values
	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In- The-Money Options at Fiscal Year-End($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John. S. Tomac	4,740	$38,394	0	0	—	—
Betsy Henley-Cohn	0	—	0	0	—	—

Personnel and Pension Committee Report on Executive Compensation

The Board of Directors’ Personnel and Pension Committee is comprised of three independent, non-employee directors. The Personnel and Pension Committee consists of Mr. Sauerteig, Ms. Burt and Ms. Klarides. As members of the Personnel and Pension Committee, it is our responsibility to administer BIW Limited’s executive compensation programs, monitor corporate performance and its relationship to compensation of executive officers, and make appropriate recommendations concerning matters of executive compensation.

Compensation Policies

We have formulated a compensation philosophy that is designed to enable us to attract, retain and reward capable employees who can contribute to the success of the Company. Four key principles serve as the guiding framework for compensation decisions for all employees of the Company:

•	To attract and retain the most highly qualified management and employee team.

•	To pay competitively compared to similar water utility companies.

•	To motivate senior executives to achieve annual and long-term business goals by providing equity-based incentive opportunities.

•	To strive for fairness in administration by emphasizing performance - related measures as the basis of pay decisions.

To implement these policies, we have designed the framework for a three-part executive compensation program consisting of base salary, long-term incentive opportunities for senior management, and other employment benefits.

Base Salary. We will seek to maintain levels of compensation that are competitive with similar water utility companies.  Our philosophy regarding base salaries is conservative, and will seek to maintain salaries for the aggregate officer group at approximately the competitive industry average. Periodic increases in base salary will relate to individual contributions evaluated against established objectives, length of service, and the industry's pay practices.  We have determined that the base salary for 2005 for our Chief Executive Officer and for the other executive officers was generally at or below the competitive industry average.

Long Term Incentives. We believe that a compensation program should provide executives with an opportunity to increase their ownership in the Company and gain financially from its stock price increases. Therefore, Company executives are eligible to receive stock options, giving them the right to purchase shares of common stock at a specified price in the future. We believe that the use of stock options as the basis for long-term incentive compensation meets our defined compensation strategy and business needs by retaining key employees and aligning their interests with those of stockholders.

Other Benefits. Our philosophy is to provide competitive health- and welfare-oriented benefits to executives and employees, but to maintain a conservative posture relative to executive benefits. Consistent with industry practices, we provide a company automobile to certain executive officers.

Compliance With Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1 million paid to a corporation's chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met.

We intend to structure the compensation of our executive officers in a manner that should ensure that the Company does not lose any tax deductions because of the $1 million compensation limit. The salaries for our highest paid executives are established based on independent studies, at levels approximating the average for companies of comparable size in similar industries and are not expected to approach $1 million in the foreseeable future.

2005 Compensation for the Chief Executive Officer

In 2005, Betsy Henley-Cohn received an annual base salary of $81,137. Ms. Henley-Cohn’s base salary and bonus are set below the industry average on account of her significant equity ownership in BIW Limited. Her annual salary was nonetheless increased in 2005 in response to her contributions to the Company’s performance. Total compensation for each executive depends upon the executive’s experience level and scope of responsibility within the company as well as individual performance. No option or restricted stock grants were made to Ms. Henley-Cohn in 2005, since the Committee believed that the level of her existing equity ownership aligned her interests with those of the Company’s other stockholders.

Summary

The Board of Directors’ Personnel and Pension Committee believes that we have implemented a comprehensive compensation program for Company executives that is appropriate and competitive with the total compensation programs provided by other similar water utility companies with which we compete. We believe our compensation philosophy ties compensation to stockholder returns and thereby links compensation to the achievement of annual and longer-term operational results of the Company on behalf of our stockholders. We look forward to providing the stockholders with an update in our next annual report to you.

Personnel and Pension Committee
of the Board of Directors

- B. Lance Sauerteig
- Themis Klarides
- Mary Jane Burt

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the American Stock Exchange. Executive officers, directors, and persons who beneficially own more than ten percent of our common stock, are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based upon a review of the copies of these forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2005 all executive officers, directors, and persons who beneficially own more than ten percent of our common stock, complied with Section 16(a) filing requirements.

COMPANY PERFORMANCE

The following graph shows the cumulative total stockholder return on our common stock since January 1, 2001, compared to the returns of the American Stock Exchange Market Index, and the reporting companies in SIC Code 4941 - Water Supply Companies.

	FISCAL YEAR ENDED
COMPANY/MARKET/INDEX	12/31/2000	12/31/2001	12/31/2002	12/29/2003	12/31/2004	12/31/2005
BIW Limited	100.00	156.61	157.56	169.47	181.44	170.87
SIC-Water Supply Companies	100.00	129.12	91.96	114.35	146.79	185.47
AMEX Market Index	100.00	95.39	91.58	124.66	142.75	157.43

STOCK OWNERSHIP
Principal Stockholders

The following tables set forth information as of March 16, 2006 with respect to the only persons known to us to be the beneficial owners (for purposes of the rules of the SEC) of more than 5% of the outstanding shares of our common stock as of that date.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
Group consisting of Betsy Henley-Cohn, Cohn Realty & Investment, Betsy Cohn Spray Trust and Betsy Cohn Income Trust, 80 Hamilton Street, New Haven, Connecticut 06511	213,824 (1)	12.86%

(1)  Of the 213,824 shares owned by this Group, Betsy Henley-Cohn owns 20,000 shares directly; Cohn Realty & Investment (a Connecticut general partnership consisting of three investment trusts whose managing agent is Betsy Henley-Cohn, whose beneficiaries are certain members of the Cohn Family and whose Trustees are Rhoda Cohn and Stanley Bergman) has beneficial ownership of 68,300 shares; Juniper LLC, Betsy Henley-Cohn and Juri Henley-Cohn, as trustees for Jesse Henley-Cohn, have beneficial ownership of 45,028 shares; Betsy Cohn Spray Trust has beneficial ownership of 59,176 shares; Betsy Cohn Income Trust has beneficial ownership of 21,320 shares; Betsy Henley-Cohn has either a controlling or a beneficial interest in Cohn Realty & Investment, Betsy Cohn Spray Trust and Betsy Cohn Income Trust. No member of the Group owns or has the right to acquire, directly or indirectly, any other shares. Unless otherwise indicated, the named beneficial owner of the shares has sole voting and dispositive power with respect thereto.

The following table sets forth information as of March 16, 2006 with respect to shares of BIW Limited common stock beneficially owned (for the purpose of the rules of the SEC) by the Company’s executive officers, directors and nominees.

Name	Common Shares Beneficially Owned As of March 16, 2006 (1)	Percent of Class (2)
Mary Jane Burt	16,982 (3)	1.02%
James E. Cohen	80,296 (4)	4.83%
Betsy Henley-Cohn	213,824 (5)	12.86%
Juri Henley-Cohn	67,352 (6)	4.05%
Alvaro da Silva	15,315 (7)	*
Themis Klarides	8,950	*
B. Lance Sauerteig	10,400	*
Kenneth E. Schaible	10,460 (8)	*
John S. Tomac	11,215	*
Executive Officers, Directors and Nominees as a group, 9 in number	434,794 (9)	26.16%

*    Less than 1%

(1)      Includes options to purchase shares of common stock exercisable within 60 days of March 16, 2005, as follows: Mr. da Silva, 10,000; Mr. Henley-Cohn 1,250, Mr. Sauerteig, 10,000; Mr. Schaible, 2,500; Ms. Burt, 8,750 and Ms. Klarides 8,950.

(2)     For the purpose of calculating the percentage of common stock beneficially owned (a) by the individual persons listed in the table, the number of options held by such person is included in both the number of shares beneficially owned by the person and in the total number of shares outstanding in the class with respect to the individual person's percentage calculation, and (b) by the directors and officers as a group, the total number of shares beneficially owned by the group and the total number of shares outstanding includes the 40,200 shares issuable upon the exercise of options exercisable by all persons in the group within 60 days of the record date.

(3)     Includes 1,732 shares held for Ms. Burt’s children.

(4)     Includes 64,696 shares held by Mr. Cohen as Trustee for the David B. Cohen Family Trust, and 3,600 shares held in a brokerage custodial account for Mr. Cohen's benefit.

(5)     Ms. Henley-Cohn is a member of the shareholder group described in the preceding table. The 213,824 shares set forth in this table is the aggregate number of shares held by all of the members of the group. See note (1) to the preceding table for information concerning shares beneficially held by Ms. Henley-Cohn.

(6)     Includes 45,028 shares beneficially owned by Juniper LLC, Betsy Henley-Cohn and Juri Henley-Cohn, as trustees for Jesse Henley-Cohn. In addition to the 21,074 shares held by him directly, Mr. Henley-Cohn is one of the beneficiaries of (i) the trusts held by Cohn Realty & Investment which has beneficial ownership of 68,300 shares, (ii) the Betsy Cohn Spray Trust which has beneficial ownership of 59,176 shares, and (iii) the Betsy Cohn Income Trust which has beneficial ownership of 21,320 shares. Mr. Henley-Cohn however, does not have either voting or dispositive power with respect to any such shares.

(7)     Includes 2,000 shares owned with Cynthia da Silva.

(8)     Includes 1,000 shares owned with Dorothy Schaible.

(9)     The 45,028 shares beneficially owned by Juniper LLC, Betsy Henley-Cohn and Juri Henley -Cohn, as trustees for Jesse Henley-Cohn were only counted once in this total.

PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Dworken, Hillman, LaMorte & Sterczala, P.C. as BIW Limited’s independent auditors for the year ending December 31, 2006, and has directed that management submit the selection of independent auditors for ratification by stockholders at the annual meeting. Representatives of Dworken, Hillman, LaMorte & Sterczala, P.C. will be present at the Annual Meeting to respond to questions of shareholders, but, although they have been offered the opportunity to do so, they do not otherwise propose to make any statement.

Stockholder ratification of the selection of Dworken, Hillman, LaMorte & Sterczala, P.C. as BIW Limited’s independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Dworken, Hillman, LaMorte & Sterczala, P.C. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider the selection of that firm. The Audit Committee of the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of BIW Limited and its stockholders.

Vote Required

Assuming a quorum is present, the affirmative vote of holders of a majority of the shares of common stock issued, outstanding and entitled to vote, present or represented at the meeting, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS" TO BE IN THE BEST INTERESTS OF BIW LIMITED AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

AUDITOR MATTERS

Report of the Audit Committee

The Audit Committee reviews BIW Limited’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. BIW Limited’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors, the audited financial statements for the fiscal year ended December 31, 2005. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from BIW Limited and its management. The Audit Committee has also considered whether the provision of non-audit services to BIW Limited by its independent auditors is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended December 31, 2005 be included for filing in the Company’s annual report on SEC Form 10-K for the year ended December 31, 2005.

Audit Committee of the Board of Directors

- Kenneth E. Schaible
- Alvaro da Silva
- Mary Jane Burt
- Themis Klarides

Audit Fees

The aggregate fees billed to BIW Limited by our auditors Dworken, Hillman, LaMorte & Sterczala, P.C. for professional services rendered in connection with the audit of our annual financial statements for the 2004 and 2005 fiscal years and the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for such years were $90,600 and $104,065, respectively.

Tax Fees

The aggregate fees billed to BIW Limited for tax-related services in 2004 and 2005 by our auditors Dworken, Hillman, LaMorte & Sterczala, P.C. were $12,500 and $12,500, respectively.

All Other Fees

The aggregate fees billed to BIW Limited for professional services rendered in 2004 and 2005 by our auditors Dworken, Hillman, LaMorte & Sterczala, P.C. other than for services specifically described above, were $55,000 and $0, respectively. During 2004, these services consisted of an audit of operations of an acquisition target, and services in connection with the refinancing of certain bonds and the analysis of proposed strategic transactions. During 2005, no services other than those described above were rendered by Dworken, Hillman, LaMorte & Sterczala, P.C.

After review and discussion, the Audit Committee has concluded that the provision of non-audit services by Dworken, Hillman, LaMorte & Sterczala, P.C. to BIW Limited is compatible with maintaining Dworken, Hillman, LaMorte & Sterczala, P.C. auditor independence. The committee has adopted a policy requiring pre-approval by the committee before Dworken, Hillman, LaMorte & Sterczala, P.C. is engaged for any non-audit services.

STOCKHOLDER PROPOSALS

All stockholder proposals which are intended to be presented at the 2007 annual meeting of stockholders must be received by us no later than December 6, 2006 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

Our annual report, including financial statements, for the year 2005 is enclosed with this proxy mailing but is not a part of the proxy soliciting material.

The prompt return of your proxy card will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the annual meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors

John S. Tomac
President

Ansonia, Connecticut
April 5,  2006

BIW LIMITED

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2006

Betsy Henley-Cohn and John Tomac, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of BIW Limited held of record by the undersigned on March 16, 2006, at the Annual Meeting of Stockholders to be held at 2:00 p.m. on Wednesday, May 10, 2006, at the offices of Birmingham Utilities’ Eastern Division, 130 National Drive, Glastonbury, Connecticut 06033 and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 and 2.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

BIW LIMITED

May 10, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.

â Please detach and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	Nominees  Mary Jane Burt  James E. Cohen  Betsy Henley-Cohn  Juri Henley-Cohn  Alvaro da Silva  Themis Klarides  B. Lance Sauerteig  Kenneth E. Schaible  John S. Tomac

2.    Approval of Appointment of Dworken, Hillman, LaMorte & Sterczala, P.C as the Company's Independent  Auditors:
  ☐  FOR    ☐     AGAINST    ☐     ABSTAIN

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder __________________________    Date: ____________  Signature of Stockholder __________________________    Date: _____________

NOTE:
This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.